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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    REXENE CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

        GUY P. WYSER-PRATTE AND SPEAR, LEEDS & KELLOGG
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................





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CONTACT
Stanley J. Kay, Jr.
MacKenzie Partners, Inc.
(212) 929-5940

FOR IMMEDIATE RELEASE

              WYSER-PRATTE/SPEAR LEEDS SENDS LETTER TO HUNTSMAN CHAIRMAN

NEW YORK, NEW YORK, April 18, 1997 - Guy P. Wyser-Pratte, President of Wyser-Pratte & Co., Inc. and Fred Kambeitz, a partner at Spear, Leeds & Kellogg announced that they sent the following letter today to Jon M. Huntsman, Chairman and Chief Executive Officer of Huntsman Corporation, regarding Rexene Corporation (NYSE: RXN):

                                [Letter attached]

                                                                  April 18, 1997

Dear Mr. Huntsman:

        We are writing to urge you to answer questions that investors are asking about your position on the acquisition of Rexene Corporation ("Rexene").

               We have chosen to communicate with you through a public letter, because we are expressing the concerns of numerous Rexene shareholders.

               As you know, we firmly believe that the present Rexene Board is not committed to maximizing current shareholder value, and that the Huntsman Corporation ("Huntsman") is a reliable purchaser of Rexene. While our personal conviction that Rexene can and should pursue a transaction with Huntsman has not changed, the time has come to respond to certain market realities. The procedures you have followed in negotiating and financing private acquisitions may have to be revised to be successful in acquiring a public company. When the acquisition is opposed by management and the board, it is essential to satisfy investor concerns. For better or worse, investors have doubts about Huntsman's position on Rexene, despite its outstanding record of closing chemical industry acquisitions and your assurances that financing will not be a problem for Huntsman. In particular, some are concerned by the fact that your recent public statements have not been as strong as your offer in October which, according to the Rexene proxy statement, was "unconditional both with respect to financing and due diligence." Huntsman public statements take on particular importance because it is a private company and, therefore, investors do not have sufficient information to evaluate Huntsman's ability to finance an acquisition.



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        Shareholders have suggested to us several ways in which Huntsman can meet this investor concern.

               One way is to make it clear in a public statement that there are no material financing or due diligence conditions to an acquisition by Huntsman. Your recent releases demonstrate your continued desire to add Rexene to the Huntsman family. Still, those statements have not included any detail concerning the likely financing structure of a transaction. While a reluctant management has ignored your efforts to clarify your financing, shareholders remain uninformed. Unlike management, shareholders do not have any personal biases, as demonstrated by the vote of an overwhelming majority of shareholders calling for the special meeting. They are simply interested in shareholder value. With the special meeting approaching, shareholders need to make their decision on a fully informed basis. You can help them by making your position clear.

               Another way to answer investor questions is to meet with Richard Perry and Stephen Swid to explain to them in detail your plans for financing the Rexene acquisition. Perry and Swid are substantial Rexene shareholders who joined the Board last month. If you can convince Perry and Swid that financing is not an issue, you will have gone a long way toward answering investor questions about the Huntsman offer. Meeting with Perry and Swid would not be inconsistent with your statements that you have no interest in dealing with current management since Perry and Swid are not part of management and joined the board to advance their interests as investors.

               As you can see, investors are in a state of confusion. Please help them by clarifying your intentions.

                                   Sincerely,

        GUY P. WYSER-PRATTE                 FRED KAMBEITZ
        Wyser-Pratte & Co., Inc.            Spear, Leeds & Kellogg